Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Tuesday, August 1, 2006	TRADED: Nasdaq

GLOBAL IMAGING RESULTS SET RECORDS FOR FISCAL FIRST QUARTER

Revenues up 7.6 Percent and Operating Income up 10.6 Percent from Year-Ago Quarter

TAMPA, Fla., Aug. 1–Global Imaging Systems, Inc. (Nasdaq: GISX) today announced record results for its fiscal first quarter ended June 30, 2006. Highlights of the quarter:

•	Revenues, operating income, net income and earnings per share set new first-quarter records.

•	Revenues increased 7.6 percent to $264.9 million.

•	Automated office equipment, primarily copiers, continued to post positive internal revenue growth for the 32nd consecutive quarter.

•	Operating income grew 10.6 percent to $29.8 million.

•	Net income was up 6.6 percent to $15.6 million.

•	Adjusted EBITDA increased 9.4 percent to $34.3 million.

•	Diluted earnings per share were $0.61, up 5.2 percent after absorbing approximately three cents per share in charges for the early extinguishment of debt and the impact of adopting Statement of Financial Accounting Standards 123(R), Share-Based Payment.

•	Completed the recasting of the company’s capital structure, which included redeeming and converting $57.5 million of convertible notes into common stock and closing on a new senior credit facility with more flexible terms that lowered interest rates and allowed the company to continue a previously authorized $150 million, three-year stock repurchase program.

•	Repurchased 311,200 shares of common stock for a total price of approximately $12.5 million.

•	Paid down an additional $25 million in debt, bringing debt to 26.0 percent of total capital.

•	Completed two acquisitions, acquiring $16.4 million in annualized revenue.

Tom Johnson, chairman and CEO of Global Imaging Systems, said, “We thank our 4,400 employees and our management team for another outstanding performance, and all of our loyal customers for continuing to allow us to share our passion for office productivity.”

He added, “Following a quarter of solid financial results, we announced a two-for-one stock split payable August 15, 2006 to shareholders of record on August 1, 2006. Our shares will begin trading on a split-adjusted basis on August 16.”

Michael Shea, president and COO of Global Imaging Systems, said, “We continue to see positive results from our ongoing efforts in management development and training at our operating companies. We remain focused on these fundamentals as well as on our continued sharing of best practices and our relentless efforts on customer service and customer retention.” He added, “The most profitable portion of our business — service and supplies — grew nine percent during the quarter.”

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PAGE 2 / GLOBAL IMAGING RESULTS SET RECORDS FOR FISCAL FIRST QUARTER

For the fiscal 2007 second quarter, Mr. Johnson said, “We continue to see both internal and external growth opportunities in our marketplace. Total revenue, including acquisitions to date but not potential future acquisitions, should grow in the six to nine percent range. Despite softer than expected internal growth in our first quarter — two percent for automated office equipment and seven percent for our technology business for a combined increase of three percent — we expect our internal revenue growth in the second quarter to be in the range of four to six percent. At the same time, our acquisition program’s external growth goal for fiscal year 2007 is to acquire $60 to $100 million in annualized revenue. Diluted earnings per share, on a split-adjusted basis, should be in the range of 32 to 34 cents. This would compare with split-adjusted diluted EPS of 30 cents (61 cents as originally reported) for the corresponding quarter last year.”

The company’s first quarter conference call is scheduled for this morning, August 1, at 10:00 a.m. ET, and the company’s second quarter 2007 conference call is scheduled for October 26, 2006 at 10:00 a.m. ET. You may access the calls through live webcasts by using the link provided on the company’s Internet home page at www.gisx.com. The webcasts will also be archived and available on the company’s website.

About Global Imaging Systems

Global Imaging Systems offers thousands of middle-market customers a one-stop solution for office technology needs in 32 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of copiers and other automated office equipment, network integration services, and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Global and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

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This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future revenue growth and future diluted earnings per share. These statements include the words “expect,” “believe,” “should,” variations of such words, “we are optimistic” and similar expressions which are intended to identify such forward-looking statements. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to changes in the overall economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2006.

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FOR FURTHER INFO:

Tom Johnson, Chairman and CEO,

Michael Shea, President and COO, or

Ray Schilling, Executive Vice President and CFO

Global Imaging Systems, Inc.

813/960-5508

-or-

Investor Relations Consultants, Inc.

727/781-5577

E-mail: gisx@mindspring.com

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PAGE 4 / GLOBAL IMAGING RESULTS SET RECORDS FOR FISCAL FIRST QUARTER

GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Amounts in thousands except per-share amounts)

	Three Months Ended June 30,
	2006	2005
Revenues:
Equipment and supplies sales	$195,653	$182,507
Service and rentals	69,276	63,822

Total revenues	264,929	246,329
Costs and operating expenses:
Cost of equipment and supplies sales	123,521	115,725
Service and rental costs	35,918	33,349
Selling, general and administrative expenses	75,230	69,860
Intangible asset amortization	469	453

Total costs and operating expenses	235,138	219,387

Income from operations	29,791	26,942
Loss on early extinguishment of debt	1,045	–
Interest expense	3,325	3,326

Income before income taxes	25,421	23,616
Income taxes	9,812	8,974

Net income	$15,609	$14,642

Net income per common share:
Basic	$0.65	$0.63

Diluted (a)	$0.61	$0.58

Weighted average number of shares outstanding:
Basic	23,945	23,257
Diluted	26,144	26,157

(a)	The calculation of diluted earnings per common share assumes the conversion of convertible notes issued in May 2003 resulting in 1,729 and 2,407 additional shares for the three months ended June 30, 2006 and 2005, respectively. For purposes of diluted earnings per common share, net income for the three months ended June 30, 2006 and 2005 includes the addback of $219 and $443, respectively, representing interest and financing fee expense, net of taxes, associated with the convertible notes. All previously outstanding convertible notes were converted to common stock as of June 9, 2006.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$15,609	$14,642
Income taxes	9,812	8,974
Interest expense	3,325	3,326
Amortization	469	453
Depreciation	4,003	3,911

EBITDA	33,218	31,306
Loss on early extinguishment of debt	1,045	–

Adjusted EBITDA	$34,263	$31,306

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30, 2006	March 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$4,661	$51,610
Accounts receivable, net	135,881	131,497
Inventories	94,926	98,073
Other current assets	17,201	14,757

Total current assets	252,669	295,937
Rental equipment, net	16,128	15,687
Property and equipment, net	17,937	17,810
Goodwill and other assets	564,689	555,223

Total assets	$851,423	$884,657

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$81,031	$102,500
Current maturities of long-term debt	24	2,133
Deferred revenue	27,651	27,159
Income taxes payable	7,187	7,711

Total current liabilities	115,893	139,503
Deferred income taxes	44,172	42,247
Long-term debt, less current maturities	180,009	260,713
Other long-term liabilities	–	976

Total liabilities	340,074	443,439
Total stockholders’ equity	511,349	441,218

Total liabilities and stockholders’ equity	$851,423	$884,657

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended June 30,
	2006	2005
OPERATING ACTIVITIES:
Net income	$15,609	$14,642
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	4,003	3,911
Amortization	469	453
Amortization of financing fees	205	272
Tax benefit of stock option exercises and vested restricted stock	–	252
Non-cash portion of loss on early extinguishment of debt	1,045	–
Deferred income tax expense	2,037	1,705
Stock-based compensation expense	744	421
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(3,103)	(475)
Inventories	4,611	(7,913)
Prepaid expenses and other current assets	(2,290)	(1,795)
Other assets	(61)	243
Accounts payable and accrued liabilities	(25,545)	(21,814)
Deferred revenue	(28)	(280)
Income taxes payable	(524)	4,810

Net cash used in operating activities	(2,828)	(5,568)

INVESTING ACTIVITIES:
Purchases of property, equipment and rental equipment	(4,265)	(4,080)
Purchases of businesses, net of cash acquired	(10,188)	(875)

Net cash used in investing activities	(14,453)	(4,955)

FINANCING ACTIVITIES:
Payments on long-term debt	(217,016)	(10,591)
Proceeds from issuance of long-term debt	191,703	15,253
Financing fees paid	(1,958)	15
Purchases of treasury stock	(12,548)	(19,930)
Stock options exercised	7,484	411
Tax benefit of stock option exercises and vested restricted stock	2,667	–

Net cash used in financing activities	(29,668)	(14,842)

Net decrease in cash and cash equivalents	(46,949)	(25,365)
Cash and cash equivalents, beginning of period	51,610	25,365

Cash and cash equivalents, end of period	$4,661	$–

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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